Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3, Registration No. 333-157891, of Carrollton Bancorp of our report dated March 8, 2010, relating to the audits of the consolidated financial statements appearing in the 2009 Annual Report on Form 10-K of Carrollton Bancorp which is incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm name under the caption “Experts” in the Prospectus.

/s/ Rowles & Company, LLP

Baltimore, Maryland
June 24, 2010

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland  21286
410-583-6990 FAX 410-583-7061
Website:  www.Rowles.com